Exhibit 10.16

(ENGLISH TRANSLATION)

SUBLEASE AGREEMENT FOR COMMERCIAL PREMISES

This agreement was concluded on 6 September 2006 in Poznań between:

Sunset Suits Men's Fashion Moda Meska with its registered office in Poznań at 57 Garbary St., holding tax number NIP 778-004-14-54 represented by Mirosław Kranik – owner
(the "Lessor")

and

Sunset Suits S.A., holding REGON statistical no. 300388584
represented by Marek Kaczmarek – President of the Management Board, and Bogdan Zegar – Deputy Chairman of the Management Board
(the "Lessee")
as follows:

§ 1

1.     The Lessor declares that it is the tenant of commercial premises located in the building in Poznań at 57 Garbary St. on the 2nd floor, comprising 5 rooms and social/sanitary facilities, pursuant to a lease agreement.

2.     The Lessor declares that the leased premises are not encumbered by any rights of third parties and are free from any obligations of the Lessor restricting the use of the premises by the Lessee.

§ 2

1.     The Lessor provides a portion of the premises referred to in §1.1 of area 28.43 sq m to the Lessee for use (under lease) for the purposes of conducting economic activity, with the right to use the social/sanitary facilities.

2.     The owner of the premises has consented to the sublease referred to in par. 1.

§ 3

1.     The agreement is concluded for an indefinite period of time beginning on 6 September 2006, with the possibility of termination by the parties upon 3 months’ notice in writing by one of the parties on the last day of the month preceding the termination notice period.

2.     Delivery of the premises has already occurred pursuant to a protocol of delivery and acceptance signed by the parties.

3.     Rent for the month of September will be paid by 10 November 2006.

§ 4

For lease of the premises, the Lessee undertakes to pay the Lessor contractual rent in the amount of [PLN] 200.00 monthly plus applicable VAT.

§5

1.     The Lessee undertakes to pay the lease rent in advance by the 10th day of each month, by transfer to the Lessor’s bank account pursuant to an invoice issued by the Lessor, with an indication of the month for which the payment is made.

2.     In the event of untimely payment, the Lessor shall have the right to charge interest at the statutory rate.

§ 6

1.     The Lessee undertakes to maintain the premises in good order and technical condition for the duration of the lease agreement.

2.     The Lessee has the right to make necessary adaptations and works within the area of the premises, but such works must receive the prior consent of the Lessor.

§ 7

1.     The agreement may be terminated by the parties by mutual agreement at any time.

2.     If it is found that the leased premises are being used in a manner which is inconsistent with their designated use and the provisions of this agreement, or if the Lessee ceases to pay rent and fees owed for a period of two month[,] the Lessor has the right to terminate the agreement effective immediately.

§ 8

Amendments to the agreement shall be in writing, otherwise null and void.

§ 9

The Civil Code shall apply to matters not governed by this agreement.

§10

This agreement is made in two identical counterparts, one for each of the parties, and has been read and signed.

LESSEE	LESSOR
[signatures]	[signature]